TD COMMERCIAL BANKING
                                           Pine Valley Commercial Banking Centre
                                           4499 Hwy. #7 & Pine Valley Drive
                                           Vaughan, Ontario
                                           L4L 9A9
                                           Telephone No.: 905-264-6732
                                           Fax No.:       905-851-8209

September 24, 2001

Ontario Power Contracting Limited
396 Chrislea Road
Woodbridge, Ontario
L4L 8A8

Attention: Joseph Alfano

Dear Sir:

The following amending agreement (the "Amending Agreement") amends the terms and conditions of the credit facilities (the "Facilities") provided to the Borrower as per the Agreement dated July 27, 2001:

BORROWER            ONTARIO POWER CONTRACTING LIMITED (the "Borrower")

POSITIVE
COVENANTS           So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Positive Covenants set out in Schedule
                    "A" and in addition will:

                    1. Provide signed Review Level financial statements within 120 days of fiscal year end.

                    2. Provide management prepared interim statements within 45 days of each quarter end, together with a signed compliance certificate.

                    3. Provide a construction program, satisfactory to the Bank, within 45 days of each quarter end.

                    4. Provide signed aged accounts receivable, accounts payable and holdback lists within 20 days of month end. Same are to identify all related accounts receivable, lienable payables and contra accounts. To be submitted together with a signed compliance certificate.

                    5. Ensure that shareholders/guarantors infuse sufficient funds to rectify all financial covenant default(s) upon the Bank's request.


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FINANCIAL
COVENANTS           The Borrower agrees at all times to:

                    1. Ensure that direct borrowings, plus L/Cs, plus L/Gs, do not exceed 80% of accounts receivable, less over 90 days accounts, related accounts, contra accounts, lienable payables and holdbacks and accounts from Osler Paving and 1212700 Ontario Ltd. Related accounts include, but are not limited to, Century Brick, Rexdale Brick and Limehouse Clay Products.

                    2. Maintain a minimum Effective Net Worth of $800,000 to increase to $1,000,000 by September 30, 2001.
                         Effective Net Worth is defined as shareholders' equity, plus amounts owing to shareholders/related parties, less amounts owing by shaeholders/related parties, less related receivables, inclusive of, but not limited to, Rexdale Brick, Century Brick and Limehouse Clay Products Ltd., less intangibles (goodwill, organization expenses, etc.) Accounts receivable from Osler Paving and 1212700 Ontario Ltd. are to be fully deducted from Effective Net Worth. To be tested quarterly with year to date earnings to include an adjustment for taxes as follows: 25% of earnings from $0 to $300,001 and up.

                    3. Maintain a maximum Total Debt to Effective Net Worth Ratio of 4.0:1. Total Debt is defined as current liabilities, plus long-term debt, less amounts owing to shareholders/related parties, less deferred taxes. Effective Net Worth is defined above. To be tested quarterly with year to date earnings to include an adjustment for taxes as follows: 25% of earnings from $0 to $300,000 and 50% from $300,001 and up.

                    4. Maintain a minimum Current Ratio of 1.25:1. Current Ratio is defined as current assets, less related accounts receivable and receivables from Osler Paving and 1212700 Ontario Ltd., less advances to shareholders/related parties, divided by current liabilities, less deferred taxes. To be tested quarterly with year to date earnings to include an adjustment for taxes as follows: 25% of earnings from $0 to $300,000 and 50% from $300,001 and up.

SCHEDULE "A"
STANDARD
TERMS AND
CONDITIONS          Schedule "A" sets out the Standard Terms and Conditions
                    ("Standard Terms and Conditions") which apply to these credit facilities. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

All other terms and conditions remain unchanged. We ask that you acknowledge your agreement to these amendments by signing and returning the attached duplicate copy of this Amending Agreement to the undersigned. The amendments will not come into force unless the duplicate of this Amending Agreement is received by the Bank on or before OCTOBER 5, 2001.




Yours truly,

THE TORONTO-DOMINION BANK:



/s/ PETER WATTS               W198           /S/ BENJAMIN CHUA        U647
--------------------          ----           -----------------        -----
Peter Watts                  Signing         Benjamin Chua            Signing
Vice-President               No.             Relationship Manager     No.
Commercial Banking





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